Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction
On March 20, 2025, QXO, Inc. (“QXO” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Beacon Roofing Supply, Inc., a Delaware corporation (“Beacon”), and Queen MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of QXO (“Merger Sub”), pursuant to which QXO agreed to acquire Beacon for a purchase price of $124.35 per share of common stock of Beacon (the “Acquisition”).  The Acquisition is expected to close on at or near the end of April 2025, subject to a majority of Beacon shares tendering in the Company’s outstanding tender offer and other customary closing conditions.  Upon the closing of the Acquisition, Merger Sub will be merged with and into Beacon, with Beacon surviving the Acquisition as a wholly owned subsidiary of QXO.

The unaudited pro forma combined financial information set forth below gives effect to the following (collectively, the “Transactions”):

•	the Acquisition, which is expected to close at or near the end of April 2025 (the “Closing”);

•
the expected incurrence of $4.55 billion of indebtedness, pursuant to a new senior secured term facility, a new asset-backed loan facility and the issuance of senior secured notes (collectively, the “Debt Financings”), and the use of proceeds therefrom to fund a portion of the consideration for the Acquisition, refinance certain Beacon indebtedness in connection with the Transactions and pay related fees and expenses;

•
the issuance of approximately 67.5 million shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), at a price of $12.30 per share pursuant to purchase agreements entered into on March 17, 2025 with certain institutional investors (the “Private Placement”), and the use of proceeds therefrom to pay a portion of the consideration for the Acquisition and related fees and expenses; and

•
the issuance of shares of our Common Stock in a contemplated public offering for gross proceeds of $600 million, and the use of proceeds therefrom to pay a portion of the consideration for the Acquisition and related fees and expenses.

The unaudited pro forma combined balance sheet gives effect to the Transactions as if they occurred on December 31, 2024 and the unaudited pro forma combined statements of operations give effect to the Transactions as if they occurred on January 1, 2024.

The unaudited pro forma combined financial information has been prepared by management in accordance with the Article 11 of Regulation S-X and is not necessarily indicative of what the combined financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated.  In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or results of operations of the combined entity.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, (“ASC 805”) with QXO being the accounting acquirer.  The pro forma adjustments are preliminary and based on currently available information and are subject to change.  Any difference between these preliminary estimates and the final acquisition accounting may occur and could have a material impact on the accompanying unaudited pro forma combined financial information.

All financial data included in the unaudited combined financial information is presented in millions of U.S. dollars, except per share information, and has been prepared on the basis of U.S. GAAP and QXO’s accounting policies.

The pro forma adjustments included in this document are subject to modification based on changes to the final terms of the Transactions, changes to interest rates, changes in share prices, the final determination of the fair value of the assets acquired and liabilities assumed, additional analysis, and additional information that may become available, which may cause the final adjustments to be materially different from the pro forma combined financial information presented below.

The unaudited pro forma combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Transactions had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company.  The unaudited pro forma combined statement of operations does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Acquisition or any integration costs that may be incurred.  The pro forma adjustments, which QXO believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma combined financial information.  The final amounts may be materially different from the pro forma combined financial information presented in this document.

The unaudited pro forma combined financial information should be read together with Beacon’s audited consolidated financial statements as of and for the year ended December 31, 2024 and the related notes, which are included in the Company’s Current Report on Form 8-K, dated April 16, 2025, as well as QXO’s audited consolidated financial statements as of and for the year ended December 31, 2024 and the related notes, which are included in its Annual Report on Form 10-K for the year ended December 31, 2024.

Description of the Acquisition

As described above, on March 20, 2025, QXO and Beacon entered into the Merger Agreement, pursuant to which QXO agreed to acquire Beacon (via Merger Sub). Upon completion of the Acquisition, each share of Beacon common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive $124.35 in cash, without interest. Further, under the terms of the Merger Agreement the outstanding stock options (“Options”), restricted stock units (“RSUs”) and performance-restricted stock units (“PSUs”) held by Beacon employees and directors will either be settled in cash, or converted into replacement QXO instruments with identical terms. Beacon’s employee stock purchase plan (“ESPP”) will be terminated prior to the Acquisition. Any outstanding share purchase rights will be automatically exercised into shares of Beacon, and then settled in cash at identical terms to other Beacon common stockholders.

Description of the Financings

On April 14, 2024, the Company entered into the Amended and Restated Investment Agreement (the “Investment Agreement”) among the Company, Jacobs Private Equity II, LLC (“JPE”) and other investors providing for, among other things, an aggregate investment by certain investors of $1.0 billion in cash in the Company. Pursuant to the Investment Agreement, the Company issued and sold an aggregate of 1.0 million shares of convertible perpetual preferred stock, par value $0.001 per share (the “Convertible Preferred Stock”), which were initially convertible into an aggregate of 219.0 million shares of common stock at an initial conversion price of $4.566 per share and issued and sold warrants exercisable for an aggregate of 219.0 million shares of common stock (the “Warrants”). The Investment Agreement and related transactions closed on June 6, 2024 (the “Equity Investment”) and generated gross proceeds of approximately $1.0 billion before deducting fees and offering expenses.

On June 13, 2024, the Company entered into purchase agreements (the “June 2024 Purchase Agreements”)  with certain institutional and accredited investors to issue and sell in a private placement an aggregate of 340.9 million shares of the Company’s Common Stock at a price of $9.14 per share, and pre-funded warrants (the "Pre-Funded Warrants") to purchase 42.0 million shares of the Company’s Common Stock at a price of $9.13999 per Pre-Funded Warrant. Each Pre-Funded Warrant has an exercise price of $0.00001 per share, is exercisable immediately and can be exercised partially until the Pre-Funded Warrant is exercised in full. The closing of the issuance and sale of these securities was consummated on July 19, 2024, and generated gross proceeds of approximately $3.5 billion before deducting agent fees and offering expenses.

On July 22, 2024, the Company entered into additional purchase agreements (the “July 2024 Purchase Agreements”, collectively with June 2024 Purchase Agreements, “2024 Purchase Agreements”) with certain institutional and accredited investors to issue and sell in a private placement an aggregate of 67.8 million shares of our common stock at a price of $9.14 per share. The closing of the issuance and sale of these securities was consummated on July 25, 2024, and generated gross proceeds of approximately $620.0 million, before deducting agent fees and offering expenses.

In connection with entering into the Merger Agreement, on March 17, 2025, QXO entered into purchase agreements (the “2025 Purchase Agreements”) with certain institutional investors named therein (the “Investors”) pursuant to which the Company agreed to issue and sell to the Investors in a private placement (the “Private Placement”) approximately 67.5 million shares of the Company’s common stock, par value $0.00001 per share, at a purchase price of $12.30 per share. The aggregate gross proceeds from the Private Placement are expected to be approximately $830.6 million, before deducting placement agent fees and offering expenses. Pursuant to the 2025 Purchase Agreements and subject to the terms and conditions set forth therein, QXO and the Investors expect to consummate the investment of $830.6 million, immediately prior to the closing of the Acquisition, contingent upon the consummation of the Acquisition in accordance with the Merger Agreement and is subject to certain other closing conditions customary for transactions of this type.

In addition, the Company intends to issue additional shares of the Company’s common stock, par value $0.00001 per share, at an estimated purchase price of $14.00 per share, for additional aggregate gross proceeds of $600.0 million, for purposes of financing the Acquisition (the “Anticipated Equity Financing”).

In connection with entering into the Merger Agreement, QXO will issue $2.9 billion of the Senior Secured Term Facility (the "Senior Secured Term Facility") and $1.5 billion of the Senior Secured Notes  (the "Senior Secured Notes"), with $150.0 million drawn of the $1.75 billion of the asset backed credit facility (the "ABL Facility") drawn down (collectively referred to herein as the “Debt Financings”). The associated financing fees related to these transactions are discussed herein. These facilities are intended to finance the Acquisition and other related fees and expenses, ensuring that the Acquisition and subsequent operations are financially supported while maintaining liquidity and compliance with outlined financial metrics.

The equity financings contemplated under the Investment Agreement, 2024 Purchase Agreements, Private Placement and the Anticipated Equity Financing are referred to collectively herein as the “Equity Financings”. The Equity Financings and Debt Financings are collectively referred to as the “Financings”.

In connection with the Financings, the Company will pay off all historical Beacon debt outstanding and any related prepayment penalties or breakage fees as of the closing of the Acquisition.

Accounting for the Acquisition

The Acquisition is being accounted for as a business combination using the acquisition method, with QXO determined to be the accounting acquirer in accordance with ASC 805. QXO was determined to be the accounting acquirer primarily due to having board and common share voting control over the combined company, and its managers directing the activities of the newly merged entity. Additionally, the Acquisition was initiated by QXO, and the Company will retain the QXO name subsequent to the Acquisition. Under this method of accounting, the aggregate acquisition consideration will be allocated to Beacon’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Acquisition. The process of valuing the net assets of Beacon immediately prior to the Acquisition, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, preliminary purchase price allocation and related adjustments reflected in the unaudited pro forma combined financial information are subject to revision based on a final determination of fair values. The final purchase price allocation may be materially different from the preliminary purchase price allocation presented in the unaudited pro forma combined financial information. Refer to Note 1 - Basis of Presentation for more information. The following unaudited pro forma condensed combined financial information and related notes give effect to the following:

•	Adjustments to conform the financial statement presentation of QXO to those of Beacon, based upon a preliminary assessment by QXO;

•	Application of the acquisition method of accounting under the provisions of ASC 805, disclosed herein as “Acquisition Transaction Accounting Adjustments”;

•	Adjustments to account for stock-based compensation related to the Acquisition, disclosed herein as “Acquisition Transaction Accounting Adjustments”;

•	Adjustments to reflect QXO transaction costs in connection with the Acquisition, disclosed herein as “Acquisition Transaction Accounting Adjustments”; and

•	Adjustments to reflect the Financings and other adjustments, disclosed herein as “Financing Transaction Accounting Adjustments”.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2024
($ in millions)

	QXO Historical (Reclassified- See Note 2)	Beacon Historical	Acquisition Transaction Accounting Adjustments	(Note 4)	Financing Transaction Accounting Adjustments	(Note 4)	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$5,068.5	$74.3	$(10,432.5)	(a)	$5,855.7	(a)	$566.0
Accounts receivable, net	2.7	1,196.1	-		-		1,198.8
Inventories, net	-	1,407.7	28.2	(b)	-		1,435.9
Prepaid expenses and other current assets	18.4	501.7	-		-		520.1
Total Current Assets	$5,089.6	$3,179.8	$(10,404.3)		$5,855.7		$3,720.8
Property and equipment, net	0.4	545.7	76.7	(c)	-		622.8
Goodwill	1.2	2,094.7	4,061.4	(d)	-		6,157.3
Intangibles, net	4.0	489.1	3,760.9	(e)	-		4,254.0
Operating lease right-of-use assets, net	0.3	626.8	-		-		627.1
Deferred income taxes, net	2.6	-	-		-		2.6
Other assets, net	0.2	17.5	-		17.5	(h)	35.2
Total Assets	$5,098.3	$6,953.6	$(2,505.3)		$5,873.2		$15,419.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	6.2	938.0	-		-		944.2
Accrued expenses	38.6	522.4	41.0	(f)	-		602.0
Current portion of operating lease liabilities	0.2	101.2	-		-		101.4
Current portion of finance lease liabilities	0.1	38.9	-		-		39.0
Current portion of long-term debt	-	12.8	(12.8)	(h)	29.0	(h)	29.0
Total Current Liabilities	$45.1	$1,613.3	$28.2		$29.0		$1,715.6
Borrowings under revolving lines of credit, net	-	148.1	(148.1)	(h)	150.0	(h)	150.0
Long-term debt, net	-	2,481.2	(2,481.2)	(h)	4,292.8	(h)	4,292.8
Deferred income taxes, net	-	37.0	2,039.4	(g)	-		2,076.4
Other long-term liabilities	-	1.9	-		-		1.9
Operating lease liabilities	0.1	544.7	-		-		544.8
Finance lease liabilities	0.2	134.9	-		-		135.1
Total Liabilities	$45.4	$4,961.1	$(561.7)		$4,471.8		$8,916.6
Stockholders’ Equity:
Convertible Preferred Stock	498.6	-	-		-		498.6
Common Stock	-	0.6	(0.6)	(i)	-		-
Additional paid-in capital	4,560.5	1,264.4	(1,153.1)	(i)	1,401.4	(i)	6,073.2
(Accumulated deficit) retained earnings	(6.2)	753.7	(816.1)	(i)	-		(68.6)
Accumulated other comprehensive loss	-	(26.2)	26.2	(i)	-		-
Total Stockholders’ Equity	$5,052.9	$1,992.5	$(1,943.6)		$1,401.4		$6,503.2
Total Liabilities and Stockholders’ Equity	$5,098.3	$6,953.6	$(2,505.3)		$5,873.2		$15,419.8

See the accompanying notes to the Unaudited Pro Forma Combined Financial Information

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2024
($ in millions, except share and per share data)

	QXO Historical (Reclassified- See Note 2)	Beacon Historical	Acquisition Transaction Accounting Adjustments	(Note 5)	Financing Transaction Accounting Adjustments	(Note 5)	Pro Forma Combined
Revenue:
Net sales	56.9	9,763.2	-		-		9,820.1
Cost of products sold	33.8	7,258.4	28.2	(a)	-		7,320.4
Gross profit	23.1	2,504.8	(28.2)		-		2,499.7
Operating expense:
Selling, general and administrative	93.0	1,637.6	91.1	(b)	-		1,821.7
Depreciation	0.2	109.9	15.3	(c)	-		125.4
Amortization	0.9	91.9	391.4	(d)	-		484.2
Total operating expense	94.1	1,839.4	497.8		-		2,431.3
Income (loss) from operations	(71.0)	665.4	(526.0)		-		68.4
Interest expense, financing costs and other, net	(121.8)	177.3	(182.7)	(e)	336.7	(e)	209.5
Loss on debt extinguishment	-	2.4	(2.4)	(f)	-		-
Income (loss) before provision for income taxes	50.8	$485.7	$(340.9)		$(336.7)		$(141.1)
Provision for (benefit from) income taxes	22.8	124.0	(88.6)	(g)	(87.6)	(g)	(29.4)
Net income (loss)	$28.0	$361.7	$(252.3)		$(249.1)		$(111.7)
Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$28.0	$361.7	$(252.3)		$(249.1)		$(111.7)
Dividends on Preferred Stock	(51.0)	-	-		(39.0)	(h)	(90.0)
Undistributed income allocated to participating securities	-	-	-		-		-
Net income (loss) attributable to common stockholders	$(23.0)	$361.7	$(252.3)		$(288.1)		$(201.7)
Weighted-average common shares outstanding:
Basic	204.0	62.5				(h)	562.1
Diluted	204.0	63.7				(h)	562.1
Net income (loss) per common share:
Basic	(0.11)	5.78				(h)	(0.36)
Diluted	(0.11)	5.68				(h)	(0.36)

See the accompanying notes to the Unaudited Pro Forma Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The unaudited pro forma combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X.

As discussed in Note 2 - QXO and Beacon Reclassification Adjustments, certain reclassifications were made to align QXO and Beacon’s historical financial statement presentation. QXO is currently in the process of evaluating Beacon’s accounting policies, which will be finalized upon completion of the Acquisition, or as more information becomes available. As a result of that review, additional differences could be identified between the accounting policies of the two companies. With the information currently available, QXO has determined that no significant adjustments are necessary to conform Beacon’s financial statements to the accounting policies used by QXO.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with QXO as the accounting acquirer, using the fair value concepts defined in Accounting Standards Codification 820, Fair Value Measurement, and based on the historical financial statements of QXO and Beacon. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of acquisition consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate acquisition consideration depends on certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate acquisition consideration has been made for the purpose of developing the unaudited pro forma combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Acquisition could differ materially from the preliminary allocation of aggregate acquisition consideration. The final valuation will be based on the actual net tangible and intangible assets of Beacon existing at the acquisition date.

In addition, the unaudited pro forma combined financial information reflects certain assumptions around the quantum, cost and mix of debt and equity financing. The final capital used to finance the Acquisition has not yet been determined and is subject to change. To the extent that we decide to incur more indebtedness and issue less equity than is currently reflected in the unaudited pro forma combined financial information, our liabilities and interest expense will increase. Similarly, to the extent that we issue additional equity and incur less indebtedness that is currently reflected in the unaudited pro forma combined financial information, then our existing and prospective stockholders will experience dilution. The unaudited pro forma combined balance sheet as of December 31, 2024 and the unaudited pro forma combined statement of operations for the year ended December 31, 2024 presented herein are based on the historical financial statements of QXO and Beacon.

●
The unaudited pro forma combined balance sheet as of December 31, 2024 is presented as if QXO’s acquisition of Beacon had occurred on December 31, 2024 and combines the historical consolidated balance sheet of QXO as of December 31, 2024 with the historical consolidated balance sheet of Beacon as of December 31, 2024.

●
The unaudited pro forma combined statement of operations for the year ended December 31, 2024 has been prepared as if the Acquisition had occurred on January 1, 2024 and combines QXO’s historical consolidated statement of operations for the fiscal year ended December 31, 2024 with Beacon’s historical consolidated statement of operations for the fiscal year ended December 31, 2024.

The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that QXO believes are reasonable under the circumstances. QXO is not aware of any material transactions between QXO and Beacon during the periods presented.

Note 2 – QXO and Beacon Reclassification Adjustments

Following the Acquisition, the Company will utilize Beacon’s financial statement line item classification. As such, certain reclassification adjustments have been made to conform QXO’s historical financial statement presentation to Beacon’s financial statement presentation. Following the Acquisition, the combined company will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma combined financial information presented herein.

a)	Refer to the table below for a summary of reclassification adjustments made to present QXO’s balance sheet as of December 31, 2024 to conform with that of the Beacon historical financial statements:

($ in millions) QXO Historical Consolidated Balance Sheet Line Items	Beacon Historical Consolidated Balance Sheet Line Items	QXO As of December 31, 2024	Reclassification		QXO Reclassed As of December 31, 2024
Accrued expenses	Accrued expenses	$35.7	$2.9	(i)	$38.6
Deferred revenue		2.9	(2.9)	(i)	-

i) Reclassification of $2.9 million of historical QXO Deferred revenue to Accrued expenses.

b)	Refer to the table below for a summary of adjustments made to present QXO’s statement of operations for the year ended December 31, 2024 to conform with that of the Beacon’s:

($ in millions) QXO Historical Consolidated Statement of Operations Line Items	Beacon Historical Consolidated Statement of Operations Line Items	QXO As of December 31, 2024	Reclassification		QXO Reclassed As of December 31, 2024
Software product, net		$15.3	$(15.3)	(i)	$-
Service and other, net		41.6	(41.6)	(i)	-
	Net sales	-	56.9	(i)	56.9
Software product		9.4	(9.4)	(ii)	-
Service and other		24.5	(24.5)	(ii), (iv)	-
	Cost of products sold	-	33.8	(ii)	33.8
Depreciation and amortization expenses		1.0	(1.0)	(iii)	-
	Depreciation	-	0.2	(iii), (iv)	0.2
	Amortization	-	0.9	(iii)	0.9

i)	Reclassification of $15.3 million and $41.6 million of Software product, net (revenue) and Service and other, net (revenue), respectively to Net sales.

ii)	Reclassification of $9.4 million and $24.4 million of Software product and Service and other, respectively, to Costs of products sold.

iii)	Reclassification of $0.1 million of Depreciation and amortization expenses to Depreciation, and reclassification of $0.9 million of Depreciation and amortization expenses to Amortization.

iv)	Reclassification of $0.1 million of Service and other to Depreciation.

Note 3 – Preliminary purchase price allocation

Estimated Aggregate Acquisition Consideration

The following table summarizes the preliminary estimated aggregate acquisition consideration for Beacon with reference to QXO’s tender offer share price of $124.35:

($ in millions)	Amount
Estimated cash paid for outstanding Beacon common stock (i)	$7,683.3
Estimated cash paid for Beacon ESPP	3.7
Estimated converted Beacon RSUs and Options attributable to pre-combination service (ii)	127.3
Estimated payment of Beacon debt, including accrued interest (iii)	2,729.5
Preliminary estimated aggregate acquisition consideration	$10,543.8

i)
The cash component of the preliminary estimated aggregate acquisition consideration is based on 61.8 million shares of outstanding common stock of Beacon being exchanged as of March 31, 2025 and the $124.35 per share cash portion of the acquisition consideration.

ii)
As discussed in “Description of the Acquisition”, certain equity awards of Beacon will be replaced by QXO’s equity awards with similar terms. Amount represents the estimated consideration for replacement of Beacon’s outstanding equity awards, including partial acceleration of certain equity awards based on pre-existing terms of the awards. All other outstanding equity awards of Beacon for continuing employees will be replaced by QXO’s equity awards with similar terms. A portion of the fair value of QXO’s equity awards issued represents consideration transferred, while the remaining portion represents compensation expense based on the vesting terms of the converted awards. This includes estimated cash paid by QXO of $16.0 million to settle RSUs for non-employee members of the Beacon Board, which are accelerated in full, cancelled and paid in cash for $124.35 per share. The estimated value is based on the QXO share price of $14.00 per share. The final value will be impacted by changes in the price of QXO Common Stock and the number of Beacon awards outstanding at the actual date of the closing of the Acquisition.

iii)
The estimated cash paid by QXO to settle Beacon’s Term Loan, Senior Notes and outstanding line of credit borrowings of $1,262.3 million, $1,250.0 million, and $150.4 million, respectively. Additionally, accrued interest expense of $21.4 million and an estimated breakage fee of $45.4 million was paid for early termination of Beacon’s debt.

Preliminary Aggregate Acquisition Consideration Allocation

The assumed accounting for the Acquisition, including the preliminary aggregate acquisition consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Beacon, QXO used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. QXO is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Acquisition. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that QXO believes are reasonable under the circumstances. The purchase price adjustments relating to Beacon and QXO combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the preliminary aggregate acquisition consideration allocation, as if the Acquisition had been completed on December 31, 2024:

($ in millions)	Amount
Assets:
Cash and cash equivalents	$74.3
Accounts receivable, net	1,196.1
Inventories, net (i)	1,435.9
Prepaid expenses and other current assets (ii)	501.7
Property and equipment, net (iii)	622.4
Goodwill (iv)	6,156.1
Intangible assets, net (v)	4,250.0
Operating lease right-of-use assets	626.8
Other non-current assets	17.5
Liabilities:
Accounts payable	938.0
Accrued expenses	501.0
Current portion of operating lease liabilities	101.2
Current portion of finance lease liabilities	38.9
Deferred income taxes, net (vi)	2,076.4
Other long-term liabilities	1.9
Operating lease liabilities	544.7
Finance lease liabilities	134.9
Estimated preliminary aggregate acquisition consideration	$10,543.8

i)
The unaudited pro forma combined balance sheet has been adjusted to record Beacon’s inventories at a preliminary fair value of approximately $1,435.9 million, an increase of $28.2 million from the carrying value. The unaudited pro forma combined Statement of Operations for the year ended December 31, 2024 has been adjusted to recognize additional cost of goods sold related to the increased basis. The additional costs are not anticipated to affect the combined Statement of Operations beyond twelve months after the acquisition date.

ii)
Includes an interest rate swap arrangement being accounted for at fair value with a balance of $8.5 million as of December 31, 2024. The Company has not determined whether it will retain or settle the interest rate swap arrangement upon the closing of the Transactions. As such, the pro forma financial information does not include any adjustment for the settlement of this instrument.

iii)
The unaudited pro forma combined balance sheet has been adjusted to record Beacon’s property and equipment at a preliminary fair value of approximately $622.4 million, an increase of $76.7 million from the carrying value. This increase to carrying value of Beacon’s Property and equipment incrementally impacts the depreciation recorded.

iv)	Goodwill represents excess of the estimated aggregate acquisition consideration over the preliminary fair value of the underlying Beacon assets acquired and liabilities assumed.

v)	Preliminary identifiable intangible assets in the unaudited pro forma combined financial information consist of the following:

($ in millions)	Preliminary Fair Value	Estimated Useful Life in Years
Preliminary fair value of intangible assets acquired:
Trade names and trademarks	$250.0	3.0
Customer relationships	4,000.0	10.0

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $48.3 million for the year ended December 31, 2024. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

vi)
Deferred tax liabilities were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation. The deferred tax liability was derived using a blended 26% tax rate.

Note 4 – Adjustments to the Unaudited Pro Forma Combined Balance Sheet

Adjustments included in Acquisition Transaction Accounting Adjustments column and Financing Transaction Accounting Adjustments column in the accompanying unaudited pro forma combined balance sheet as of December 31, 2024 are as follows:

(a) Reflects adjustment to cash and cash equivalents.

($ in millions)	Amount
Pro forma acquisition transaction accounting adjustments:
Cash paid for outstanding Beacon common stock (i)	$(7,683.3)
Payment of Beacon cashed out RSUs (ii)	(16.0)
Payment of Beacon outstanding ESPP	(3.7)
Payment of Beacon debt , including accrued interest (iii)	(2,729.5)
Pro forma acquisition transaction accounting adjustment to cash and cash equivalents	$(10,432.5)
Pro forma financing transaction accounting adjustments:
Cash from Debt Financings, net of debt issuance costs	$4,454.3
Cash from Private Placement and Anticipated Equity Financing, net of equity issuance costs	1,401.4
Pro forma financing transaction accounting adjustment to cash and cash equivalents	$5,855.7

i)
The cash component of the preliminary estimated aggregate acquisition consideration is based on 61.8 million shares of outstanding common stock of Beacon being exchanged as of March 31, 2025 and the $124.35 per share cash acquisition consideration.

ii)	The estimated cash paid by QXO to settle RSUs for non-employee members of the Beacon Board, which are accelerated in full, cancelled and paid in cash for $124.35 per share.
iii)
The estimated cash paid by QXO to settle Beacon’s Term Loan, Senior Notes and outstanding revolving line of credit borrowings of $1,262.3 million, $1,250.0 million, and $150.4 million, respectively. Additionally, accrued interest expense of $21.4 million and an estimated breakage fee of $45.4 million was paid for early termination of Beacon’s debt.

(b) Reflects the preliminary purchase accounting adjustment for inventories based on the acquisition method of accounting.

($ in millions)	Amount
Pro forma acquisition transaction accounting adjustments:
Elimination of Beacon’s inventories - carrying value	$(1,407.7)
Preliminary fair value of acquired inventories (Note 3)	1,435.9
Net pro forma acquisition transaction accounting adjustment to inventories	$28.2

Represents the adjustment of acquired inventories to its preliminary estimated fair value. After the closing, the step up in inventories to fair value will increase cost of goods sold as the inventories are sold, which for purposes of these unaudited pro forma combined financial statements is assumed to occur within the first year after the Acquisition.

(c) Reflects the preliminary purchase accounting adjustment for property and equipment, net based on the acquisition method of accounting. This adjustment does not include any adjustment to the historically recorded Beacon finance leases, for which book value approximates fair value.

($ in millions)	Amount
Pro forma acquisition transaction accounting adjustments:
Elimination of Beacon’s historical net book value of property and equipment, excluding finance leases	$(306.7)
Preliminary fair value of acquired property and equipment, excluding finance leases (Note 3)	383.4
Net pro forma acquisition transaction accounting adjustments to property and equipment	$76.7

(d) Preliminary goodwill adjustment which represents the elimination of historical goodwill and excess of the estimated aggregate acquisition consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

($ in millions)	Amount
Pro forma acquisition transaction accounting adjustments:
Elimination of Beacon’s historical goodwill	$(2,094.7)
Goodwill per purchase price allocation (Note 3)	6,156.1
Net pro forma acquisition transaction accounting adjustment to goodwill	$4,061.4

(e) Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. Refer to Note 3 - Preliminary purchase price allocation above for additional information on the acquired intangible assets expected to be recognized.

($ in millions)	Amount
Pro forma acquisition transaction accounting adjustments:
Elimination of Beacon’s historical net book value of intangibles	$(489.1)
Preliminary fair value of acquired intangibles (Note 3)	4,250.0
Net pro forma acquisition transaction accounting adjustment to intangibles, net	$3,760.9

(f) Reflects the write-off of Beacon’s accrued interest and the accrual of QXO Acquisition transaction costs incurred subsequent to December 31, 2024.

($ in millions)	Amount
Pro forma acquisition transaction accounting adjustments:
Write-off of Beacon historical accrued interest	$(21.4)
QXO Acquisition transaction costs	62.4
Net pro forma acquisition transaction accounting adjustment to accrued expenses	$41.0

(g) Represents the adjustment to deferred tax liability of $2,039.4 million associated with the incremental differences in the book and tax basis created from the preliminary purchase price allocation, primarily resulting from the preliminary fair value of intangible assets. These adjustments were based on the applicable blended tax rate of 26% with the respective estimated purchase price allocation. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(h) Reflects the impact of the settlement of Beacon’s debt and impact of the Debt Financings. The adjustment to current and long-term debt is comprised of the following items:

($ in millions)	Current portion of long-term debt	Long-term debt	Total
Pro forma acquisition transaction accounting adjustments:
Settlement of Beacon’s 2028 Term Loan	$(12.8)	$(1,249.5)	$(1,262.3)
Settlement of Beacon’s 2026 Senior Notes	-	(300.0)	(300.0)
Settlement of Beacon’s 2029 Senior Notes	-	(350.0)	(350.0)
Settlement of Beacon’s 2030 Senior Notes	-	(600.0)	(600.0)
Borrowings under revolving lines of credit, net	-	(150.4)	(150.4)
Settlement of unamortized issuance cost on Beacon’s debt – Term Loan and Senior Notes	-	18.3	18.3
Settlement of unamortized issuance cost on Beacon’s debt – revolving lines of credit		2.3	2.3
Net pro forma acquisition transaction accounting adjustments to debt	$(12.8)	$(2,629.3)	$(2,642.1)
Pro forma financing transaction accounting adjustments:
ABL Facility drawn (i)	$-	$150.0	$150.0
Senior Secured Term Facility	29.0	2,871.0	2,900.0
Debt issuance costs and original issuance discount related to Senior Secured Term Facility	-	(54.0)	(54.0)
Senior Secured Notes	-	1,500.0	1,500.0
Debt issuance costs related Senior Secured Notes	-	(24.2)	(24.2)
Net pro forma financing transaction accounting adjustments to current portion of long-term debt and long-term debt	$29.0	$4,442.8	$4,471.8

i)	$17.5 million of fees related to the establishment of the $1,750.0 million ABL Facility pursuant to the debt commitment letter is capitalized to Other assets, net.

(i) Reflects adjustments to Stockholders’ equity:

($ in millions)	Preferred Stock	Common Stock	Additional paid-in capital	(Accumulated deficit) retained earnings	Accumulated other comprehensive loss
Pro forma acquisition transaction accounting adjustments:
Elimination of Beacon’s historical equity	$-	$(0.6)	$(1,264.4)	$(753.7)	$26.2
Estimated converted Beacon RSUs and options attributable to pre-combination service	-	-	111.3	-	-
Estimated QXO M&A transaction costs (i)	-	-	-	(62.4)	-
Net pro forma acquisition transaction accounting adjustments to equity	$-	$(0.6)	$(1,153.1)	$(816.1)	$26.2
Pro forma financing transaction accounting adjustments:
Private Placement, net of issuance costs	-	-	827.4	-	-
Anticipated Equity Financing, net of issuance costs	-	-	574.0	-	-
Net pro forma financing transaction accounting adjustments to equity	$-	$-	$1,401.4	$-	$-

i)	These costs consist of estimated financial advisory, legal advisory, accounting and consulting costs of QXO expected to be incurred subsequent to December 31, 2024.

Note 5 – Adjustments to the Unaudited Pro Forma Combined Statement of Operations

Adjustments included in Acquisition Transaction Accounting Adjustments column and Financing Transaction Accounting Adjustments column in the accompanying unaudited pro forma combined Statement of Operations for the fiscal year ended December 31, 2024 are as follows:

(a) Reflects the pro forma adjustment to cost of products sold of $28.2 million for the estimated fair value of inventories recognized through cost of products sold during the first year after the Acquisition. These costs are non-recurring in nature and are not anticipated to affect the combined Statement of Operations beyond twelve months after the acquisition date.

(b) Reflects the adjustments to selling, general and administrative expenses (“SG&A”) including the preliminary incremental stock-based compensation expense for QXO replacement equity awards and the estimated transaction costs expensed.

($ in millions)	For the Year Ended December 31, 2024
Pro forma acquisition transaction accounting adjustments:
Removal of historical Beacon stock-based compensation expense	(31.0)
Record pro forma stock-based compensation expense for replacement equity awards	59.7
Expected QXO M&A transaction costs (i)	62.4
Net pro forma acquisition transaction accounting adjustment to SG&A	$91.1

i)
Represents additional transaction costs to be incurred by QXO subsequent to December 31, 2024. These costs will not affect QXO’s combined Statement of Operations beyond twelve months after the acquisition date. Beacon’s expected transaction costs of $84.3 million are not included in the unaudited pro forma combined Statement of Operations.

(c) Reflects the incremental adjustments to depreciation relating to the remeasurement of property and equipment, net to fair value.

($ in millions)	For the Year Ended December 31, 2024
Pro forma acquisition transaction accounting adjustments:
Removal of Beacon’s historical depreciation of property and equipment	(109.9)
Pro forma annual depreciation of property and equipment	125.2
Net pro forma acquisition transaction accounting adjustment to depreciation	$15.3

(d) Reflects the adjustments to amortization including the amortization of the estimated fair value of intangibles.

($ in millions)	For the Year Ended December 31, 2024
Pro forma acquisition transaction accounting adjustments:
Removal of Beacon’s historical amortization of intangible assets	(91.9)
Pro forma annual amortization of intangible assets	483.3
Net pro forma acquisition transaction accounting adjustment to amortization	$391.4

(e) Reflects the expense related to the Debt Financings and amortization of related issuance costs.

($ in millions)	For the Year Ended December 31, 2024
Pro forma acquisition transaction accounting adjustments:
Remove historical Beacon interest expense (i)	$(182.7)
Net pro forma acquisition transaction accounting adjustments to interest expense, financing costs and other, net	$(182.7)
Pro forma financing transaction accounting adjustments:
New interest expense on transaction financing:
ABL Facility (ii)	15.6
Senior Secured Term Facility (ii)	212.0
Senior Secured Notes (ii)	109.1
Net pro forma financing transaction accounting adjustments to interest expense, financing costs and other, net	$336.7

i)
This pro forma acquisition transaction accounting adjustment reflects the removal of historical interest expense associated with Beacon’s existing indebtedness which will be extinguished upon consummation of the Acquisition. The Acquisition is being partially funded by QXO’s historical cash on hand. QXO’s historical interest income has not been removed as a pro forma adjustment herein. QXO’s interest income in future periods may be materially lower than the amounts recognized for the year ended December 31, 2024.

ii)
The new interest expense on financing transaction accounting adjustments included in the unaudited pro forma combined statement of operations reflect the interest expense and amortization of debt issuance costs associated with Debt Financings. Adjustments reflect an estimated coupon interest rate of 6.7%, 7.0% and 7.0% per annum for ABL Facility, Senior Secured Term Facility, and Senior Secured Notes, respectively. The costs incurred to secure the ABL revolving credit facility are amortized on a straight-line basis over the five-year term of the commitment and the undrawn credit fee of 0.13% is expensed annually.

A sensitivity analysis on interest expense for the year ended December 31, 2024 has been performed to assess the effect of a 0.125% basis point change of the hypothetical interest on the Debt Financings that contain variable interest rates. The following table shows the change in the interest expense for Debt Financings described above:

($ in millions)	For the Year Ended December 31, 2024
Interest expense assuming:
Increase of 0.125%	$3.8
Decrease of 0.125%	$(3.9)

(f) Reflects the adjustments to write-off of $2.4 million related to Loss on debt extinguishment as Beacon’s historical debt is assumed to be paid off on January 1, 2024 as part of the Acquisition.

(g) To record the income tax impact of the pro forma adjustments utilizing a statutory income tax rate in effect of 26.0% for the year ended December 31, 2024. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(h) As discussed in the Description of the Financings, the impact of the Investment Agreement, 2024 Purchase Agreements, Private Placement, and the Anticipated Equity Financing has been adjusted within the pro forma income statement as if each event occurred on January 1, 2024. To reflect the terms of the Investment Agreement for the entirety of 2024, Net loss attributable to common stockholders was decreased by $39.0 million to reflect the additional accrued 9% dividend on the Convertible Preferred Stock issued as a part of the Investment Agreement. Net loss attributable to common stockholders did not require an adjustment for any other issuances under the Equity Financings as the remaining issuances did not have an accruing dividend.

The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of QXO Common Stock and adjustments to reflect the impact of the Equity Financings being outstanding for the entirety of the year ended December 31, 2024. This resulted in an increase to weighted average shares outstanding as a result of the issuance of Common Stock of the Company from the 2024 Purchase Agreements, Private Placement, and Anticipated Equity Financing. Further, in connection with the Acquisition, QXO agreed to convert certain equity awards held by Beacon employees into QXO equity awards, which increased pro forma weighted average shares outstanding as these awards are assumed to have vested over the twelve-month period from the date of the Acquisition. The pro forma basic and diluted weighted average shares outstanding are as follows:

($ in millions)	For the Year Ended December 31, 2024
Pro forma weighted average shares outstanding:
Historical QXO weighted average shares outstanding – basic and dilutive	204.0
Financing adjustment – Equity Financings	357.9
Replacement awards vesting over twelve months	0.2
Pro forma weighted average shares - basic and diluted	562.1

The following table summarizes securities that, if exercised, would have an antidilutive effect on diluted loss per share attributable to the common shareholder:

($ in millions)	For the Year Ended December 31, 2024
Stock options	8.2
Warrants	219.0
Convertible Preferred Stock	219.0
RSUs	27.9
Total potential dilutive securities not included in loss per share	474.1